EXHIBIT 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement"), is between Elite Performance Holding, Corp, a Nevada corporation, Elite Beverage International Corp., a Nevada corporation that is a wholly owned subsidiary of Elite Performance Holdings Corp with offices located at 3301 NE 1st Ave Miami FL 33137 (the "Company"), and Marc Zamora (the "Employee") dated as of January 15, 2025 and will be effective upon completion of the Company’s public offering. (the "Effective Date")

RECITALS

A. The Company desires to employ the Employee, and the Employee has agreed to be employed by the Company in accordance with and subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Company and Employee agree as follows:

TERMS

1. Employment. The Company hereby employs the Employee and the Employee hereby accepts such employment. Subject to the direction of the board or committee of Board of Managers of the Company (the "Board") or its designee, the Employee shall serve as the Chief Financial Officer (CFO) of the Company and its affiliated subsidiaries listed on Exhibit A attached hereto (collectively, the "Company Entities"). The Employee will faithfully and diligently, and to the best of his ability, exercise his powers and perform such reasonable duties for the Company Entities relating to the Business as the Company requires from time to time. During the Term (as defined below) may be engaged in any other business activity provided such business activity (i) does not conflict with his duties hereunder or (ii) is not competitive with the Business

2. Term. Subject to the provisions of Section 5 of this Agreement, this Agreement shall commence as of the Effective Date and terminate as of the third anniversary of the Effective Date (the "Term"). At the conclusion of the Term, the Term shall automatically renew for up to two (2) additional years renewal terms unless the Company or Employee gives written notice of non-renewal not less than one hundred twenty (120) days prior to the expiration of the then current initial term or renewal term, in which case this Agreement shall expire at the end of the then current initial term or renewal term.

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3. Compensation.

3.1 Base Salary. The Company shall pay Employee a base salary of Two Hundred Thousand US Dollars ($200,000.00) annually (paid monthly) which will increase to Two hundred fifty thousand US Dollars annually after year 1 and be compensated with 250,000 restricted shares of Elite Performance Holding Corp. Shares shall not be effected by reverse stock split by the Company and shall vest in twelve months of the date of execution of this agreement. Once vested, shares shall carry unlimited piggy-back registration rights and shall be subject to all rules and guidelines set forth under SEC Rule 144. Salary and stock compensation is on an annual basis for the services Employee performs as an employee of the Company and in accordance with the terms of this Agreement. Salary shall be paid to Employee at such times as employees of the Company are normally paid salary. Salary payments shall be subject to applicable payroll and other taxes required by law to be withheld. Commencing on the first anniversary of the Effective Date, Employee's base salary shall be subject to a five percent (5%) increase on an annual basis. The Board may in its sole discretion and subject to such criteria as it determines, provide bonus compensation to the Employee. Except for his salary and the benefits provided below, the Company shall not be required to pay to Employee any other compensation.

3.2 Performance Bonus. The Company shall pay Employee a performance bonus added of 25,000 restricted shares of Elite Performance Holding Corp. common stock for reaching each Company milestone as set forth by the Board. Once vested, shares shall carry unlimited piggy-back registration rights and shall be subject to all rules and guidelines set forth under SEC Rule 144.

a.) reach 5 million dollars in gross annual revenue

b.) reach 10 million dollars in gross annual revenue

c.) reach 25 million dollars in gross annual revenue

d.) reach 50 million dollars in gross annual revenue

3.3 Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus of up to five percent (5%) of the Employee's then current base salary (the “Annual Bonus”) for each year during the Term of Employee’s employment commencing in the 2025 calendar year. The Annual Bonus shall be set at a target level determined annually by the Company and shall be based upon Employee’s achievement of specified performance goals for each performance period as determined by the Company.

3.4 Guarantee of Severance Pay in Sale Event. In the event that the Company is acquired by, merges with, or undergoes a change of control, and this employment is terminated within one year following such event, Employee shall be entitled to receive severance pay equal to one year's base salary, payable in a lump sum within thirty (30) days of termination. To be eligible for this severance benefit, you must: (a) remain employed by the Company on the effective date of the sale, merger, or change of control; (b) not be terminated for cause; and (c) cooperate with the Company's transition process, including reasonable requests to train your replacement.

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4. Benefits.

4.1 Generally. Except as otherwise provided herein, the Employee shall be entitled to participate in such benefit plans and programs as are from time to time established and maintained for the benefit of the Company's employees, subject to: (i) any eligibility requirements, (ii) the terms and provisions of the plans or programs, and (iii) the Company's personnel policies. The Employee shall also be entitled to participate in such benefit plans that are made available generally to all of the senior executive officers of the Company, subject to: (i) any eligibility requirements, (ii) the terms and provisions of the plans or programs, and (iii) the Company's personnel policies

4.2 Health Insurance Benefits. The Employee shall be entitled to participate in the Company's healthcare benefit program including any dental and vision care coverage provided by the Company generally to its employees. The Company shall pay the premiums for Employee to participate in such health, dental and vision care benefit plans, however the Employee shall be responsible for all deductibles, copays and other costs related to care provided under such health and dental plans.

4.3 Cell Phone Reimbursement. The Company shall reimburse the Employee for all cell phone usage charges incurred in connection with the performance of his duties as an employee of the Company subject to delivery of reasonably detailed supporting documentation and compliance with the Company's policies regarding reimbursement of such expenses.

4.4 Vacations. The Employee shall be entitled to two (2) weeks' vacation time on an annual basis, which shall accrue in accordance with the Company's personnel policies. Unused vacation at the end of each anniversary year must be used by June 30th of the following year.

4.5 Business, Travel and Entertainment Expenses. The Company shall reimburse the Employee for all reasonable business, travel (including mileage) and entertainment expenses incurred by Employee in connection with the performance of his duties as an employee of the Company in accordance with the Company's policies regarding the reimbursement of such expenses.

4.6 Stock/Equity Option. The Employee shall be entitled to participate in such stock/equity option plans for the granting of stock/equity options to purchase Company stock/equity ("Options") and/or other equity and/or cash plans, including any phantom ownership plans implemented from time-to-time by the Company covering Senior Executive level employees in accordance with the terms thereof and subject to the terms of the Company's operating agreement and the terms of such grants as determined by the Board. The Options and the equity reserved for issuance upon execution of the Options have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold or transferred in the absence of an effective registration statement under the Act or an opinion of counsel satisfactory to the Company that such registration is not required.

4.7 Lock-Up Agreement. In connection with the initial public offering of the Company’s securities registered under the Securities Act of 1933, as amended, Employee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (including the Shares or any Options) however or whenever acquired ( including those being registered) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days (6 months) from the date the company starts to trade. Employee shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

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5. Termination of Employment.

5.1 Certain Definitions. The following terms shall have the following meanings when utilized in connection with this Section 5:

5.1.1 "Cause" shall mean with respect to the Employee:

5.1.1.1 convicted of a felony in the last 10 years;

5.1.1.2 fraud on the Company, or embezzlement or misappropriation of Company property;

5.1.1.3 gross negligence or willful misconduct in the performance by the Employee of his duties or responsibilities as an employee of the Company;

5.1.1.4 the habitual or recurring failure by the Employee to comply with the Company's policies and procedures in effect from time-to-time that are designed to maintain professional conduct in the workplace;

5.1.1.5 material breach or violation of any or all of the covenants, agreements or obligations of the Employee set forth in this Agreement, other than as the result of the Employee's death or Disability; or

5.1.1.6 the (1) willful misrepresentation to the Board or any executive officer of the Company, or (2) failure to disclose to the Board or any executive officer of the Company information material to the business or operations of the Company.

With respect to the definitions of Cause contained in Sections 5.1.1.3, 5.1.1.4 and 5.1.1.5, Cause shall only arise after written notice of the alleged conduct is provided to Employee and Employee has not cured the alleged conduct to the commercially reasonable satisfaction of the Company within ten (10) days after receipt of said written notice.

5.1.2 "Disability" shall mean any mental or physical illness, condition, disability or incapacity which prevents the Employee from reasonably discharging his duties and responsibilities as an employee of the Company, with or without reasonable accommodations for any period of sixty (60) consecutive days or one hundred and twenty (120) days in the aggregate during any consecutive twelve (12) month period. In the event that any disagreement or dispute shall arise between the Company and the Employee as to whether the Employee suffers from any Disability, then, in such event, the Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Florida, who is mutually agreeable to the Company and the Employee, and such physician shall determine whether the Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and the Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company provides disability insurance for Employee, the Employee shall be deemed disabled if he receives or is eligible to receive disability payments under the terms of such policy.

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5.1.3 "Good Reason" shall mean (i) the Company's failure to perform any of its material obligations under this Agreement, which failure has not been cured after ten (10) days' written notice, (ii) any material reduction in Salary other than for Cause or other than as a result of a proportionate decrease in salary taken by all senior executives of the Company including any such proportionate decrease reduction in salary as a result of a Force Majeure Event; (ii) a failure by the Company to re-appoint Employee to serve in the office set forth in Section 1, or removal of Employee from such office or a material reduction in the responsibilities and duties of Employee in such office, except in connection with a termination for Cause, or due to the Employee's death or Disability, (iii) a failure by the Company to pay Employee’s base Salary when due and such failure continues thirty (30) days thereafter excluding any material reduction in Salary as a result of a proportionate decrease in salary taken by all senior executives of the Company as a result of a Force Majeure Event.

5.1.4 "Salary" shall mean, as of a given date, the Employee's then current annual base salary.

5.1.5 "Termination Notice" shall mean a written notice which (i) sets forth the specific provision of this Agreement relied upon to terminate the Employee's employment, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination of the Employee's employment, and (iii) sets forth a termination date.

5.2 Termination of Employment.

5.2.1 Notwithstanding the provisions of Section 2, this Agreement (i) shall automatically terminate upon the death of the Employee pursuant to the provisions of Section 5.3, (ii) may be terminated at any time by the Company pursuant to the provisions of Sections 5.4 or 5.5, and (iii) may be terminated at any time by the Employee pursuant to the provisions of Section 5.6.

5.2.2 In the event that either the Company or the Employee shall desire to terminate the Employee's employment pursuant to any of the provisions of Sections 5.4, 5.5 or 5.6, then the party desiring to terminate shall provide a Termination Notice to the other party.

5.3 Death of Employee. If during the term of this Agreement the Employee shall die, then the employment of the Employee by the Company shall automatically terminate on the date of the Employee's death. In such event, then not more than thirty (30) days after the date of the Employee's death, the Company shall pay to the Employee's estate or as otherwise directed by the Employee's personal representative, an amount in cash equal to the Employee's accrued and unpaid Salary (subject to any applicable payroll and/or other taxes required by law to be withheld), determined as of the date of the Employee's death.

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5.4 Disability of Employee. In the event that at any time during the term of this Agreement the Employee shall suffer a Disability, then the employment of the Employee by the Company may be terminated by the Company as of the date of the Employee's Disability. If a disagreement arises as to whether Employee suffers a Disability, then the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Employee, the Employee's Salary (subject to any applicable payroll and/or other taxes required by law to be withheld) until such disagreement is resolved pursuant to the procedures set forth in Section 5.1.2. Upon termination of Employee's employment by the Company pursuant to the provisions of this Section 5.4, the Company shall pay to the Employee all accrued and unpaid Salary (subject to any applicable payroll and/or other taxes required by law to be withheld).

5.5 Termination of Employment by Company.

5.5.1 The Company may terminate this Agreement at any time with Cause. In such event, the Company shall be obligated to continue to pay in the ordinary and normal course of its business to the Employee his Salary (subject to any applicable payroll and/or other taxes required by law to be withheld) through the termination date.

5.5.2 The Company may terminate this Agreement at any time without Cause, provided, however, that in the event of any termination of this Agreement by the Company without Cause prior to end of the Term, Employee shall be eligible to receive the Severance Benefits (defined below). Upon any termination by the Company without Cause, the Company shall pay to the Employee all of the Employee's accrued but unpaid Salary, through the date of termination, and, subject to (i) the execution by the Employee of a release in the form attached hereto as Exhibit B (the "Release") and such Release becoming effective and enforceable pursuant to Section 8 thereof and (ii) continued compliance with the provisions of the Release and Sections 6, 7, 8 and 9 of this Agreement (collectively, subparts (i) and (ii), above, shall be referred to herein as "Severance Conditions"), the (a) Company shall continue to pay the Employee his Salary payable in accordance with Section 3 hereof for the greater of (i) twelve (12) months or (ii) the remainder of the current Term and (b) the Employee shall continue to receive his health insurance benefits provided pursuant to Section 4.2 for the greater of (i) twelve (12) months or (ii) the remainder of the current Term, provided, that, if Employee becomes employed by another employer that provides health insurance benefits to its employees then the health insurance benefit that the Employee receives from the Company shall expire as soon as Employee is eligible to receive health insurance benefits under his new employer's plan (collectively, the "Severance Benefits"). If, at any time during the period in which the Employee is receiving Severance Benefits the Employee breaches the Severance Conditions, then the Employee shall forfeit the remaining Severance Benefits. The Severance Benefits shall be the only severance benefit for which the Employee shall be entitled and Employee shall not otherwise receive any severance benefit under any of the Company's other benefit plans, programs or personnel policies.

5.5.3 The Company may terminate this Agreement due to a Force Majeure Event pursuant to Section 13.5 below and only be obligated to pay through the termination the reduced Salary as provided therein.

5.6 Termination of Employment by Employee.

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5.6.1 The Employee may terminate this Agreement at any time for Good Reason if the Company has not cured the cause of such Good Reason within fifteen (15) days of receiving the Termination Notice. Upon termination by the Employee for Good Reason and provided that the Employee is not in breach of the terms of this Agreement, the Company shall pay to the Employee all of the Employee's accrued but unpaid Salary through the date of termination (subject to any applicable payroll and/or other taxes required by law to be withheld) and, subject to satisfaction of the Severance Conditions, the Company shall also provide to the Employee the Severance Benefits. If, at any time during the period in which the Employee is receiving Severance Benefits, the Employee breaches the Severance Conditions, then the Employee shall forfeit the remaining Severance Benefits and all Severance Benefits shall immediately terminate. The Severance Benefits shall be the only severance benefit for which the Employee shall be entitled and Employee shall not otherwise receive any severance benefit under any of the Company's other benefit plans, programs or personnel policies.

5.6.2 The Employee may terminate this Agreement at any time upon ninety (90) days prior notice without Good Reason. In such event, the Company shall be obligated only to continue to pay in the ordinary and normal course of its business to the Employee his Salary (subject to any applicable payroll and/or other taxes required by law to be withheld) through the termination date.

6. Non-Disparagement. Neither party during the Term, and for one hundred and sixty (160) days thereafter, shall (and shall cause its respective affiliates, employees, principals and agents not to) make any statement to any third party, orally or in writing, that would tend to discredit, ridicule, disparage or adversely affect the reputation of the other party or any of its affiliates, or any of its or their respective principals, businesses or operations.

7. Confidential Information. The Employee has and will continue to receive under the terms of this Agreement (a) knowledge of confidential information, procedures and data, including, but not limited to, analyses regarding expanding the Business into other services and areas and the profitability of providing various services and of servicing particular areas and customers and franchisees, all of which constitute proprietary information of the Company, (b) significant contact with the Company's customers, and suppliers, which are a significant source of the goodwill of the Company, and (c) supervisory authority over a number of the Company's employees whose services as performed for the Company's customers are another significant source of the goodwill of the Company, and Employee agrees that the Company's rights with respect to its proprietary information, the goodwill of its customers, and the goodwill generated by its employees are legitimate interests of the Company which the Company is entitled to protect.

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7.1 The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company or the Business (collectively, "Confidential Information") is and shall be the exclusive property of the Company. Confidential Information includes, but is not limited to, those inventions, products, processes, recipes, methods, techniques, formulae, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists and trade secrets (as defined by applicable law) which the Company has kept confidential, or which are not publicly known or generally used in the nutritional supplements, foods and nutritional beverages industry, including the terms of this Agreement and the Release. However, Confidential Information shall not include information to the extent it (a) is generally known within the nutritional supplements, foods and nutritional beverages industry or becomes generally known to the public other than as a result of a disclosure by Employee in violation of the terms of this Agreement, (b) was known to the Employee prior to the date the Employee was hired by the Company or any of its subsidiaries, Affiliates or its and their predecessors in interest or prior to the date the Employee provided services to the Company or any of its subsidiaries, Affiliates or its and their predecessors in interest, (c) is or becomes available to Employee on a non-confidential basis and the disclosure source is not bound by a confidentiality agreement with the Company or any of its Affiliates or is not otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or (d) is disclosed on the order of any court of competent jurisdiction. Employee will not disclose any Confidential Information to others outside the Company or use Confidential Information for his own benefit or for the benefit of others except to perform his responsibilities as an employee of the Company under the terms of this Agreement, or use the same for any unauthorized purposes, either during or after his employment, unless and until such Confidential Information has become public without fault by the Employee or constitutes information generally known within the fast casual restaurant industry. If Employee is required by law, regulation, rule, action, or order of any governmental authority or agency to disclose Confidential Information, prior to any such disclosure the Employee shall provide the Company with sufficient advance notice to permit the Company to seek a protective order or similar order with respect to the disclosure of such Confidential Information.

8. Ownership of Work Results. It is agreed by Employee that all of the work product of the Employee developed while employed by Company including, without limitation any invention, reports, data, prototypes, experiments, research materials and all conclusions, concepts, findings, ideas, recipes, formulae, processes, hypotheses, theories, explanations, methodologies and plans for continuing research and experiments which are directly or indirectly derived from, related to or generated by or through the Employee during his employment by the Company, and solely or directly relate to the Business (the "Work Product"), shall be the sole and exclusive property of Company. Employee agrees that when the Employee leaves the employ of the Company no matter the reason, any and all inventions, Work Product, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, recipes, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) developed by or in the possession of Employee shall remain the Company's property and shall be delivered to the Company upon termination of the Employee's employment with the Company no matter the reason. The Employee hereby irrevocably assigns to the Company all right, title and interest in and to all Work Product. The Employee agrees to execute any and all assignments reasonably requested by the Company to transfer any Work Product to the Company. The Employee further agrees, whether Employee is in the employ of or under contract with the Company or not, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any patent claims or any litigation or other proceedings involving any Work Product, but Employee's reasonable expenses incurred in connection therewith shall be paid by the Company.

9. Non-Competition and Non-Solicitation. As consideration for and to induce the employment of the Employee by the Company pursuant to this Agreement, the Employee hereby covenants and agrees that he will not:

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9.1 Except as provided herein, for the following periods (the "Non-Competition Period"), (i) during the Term and for a period of one year (1) year after the Employee is no longer an employee of the Company if the Employee is terminated for Cause, the Employee terminates his employment without Good Reason, or the Employee's employment is terminated as a result of his Disability or a Force Majeure Event, or (ii) in the case Employee is receiving Severance Benefits for the greater of one (1) year or for as long as any Severance Benefits continue (other than in the event of (A) a breach by the Employee of the Severance Conditions in which case the Non-Competition Period will continue to apply for the period during which the Employee would have received any Severance Benefits if the breach did not occur or (B) upon the delivery of the Lawsuit Termination Notice, in which case the Severance Benefits shall continue but the Non-Competition Period will immediately terminate), Employee will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, or render services or advice to, or guarantee any obligation of, any Person engaged (other than the Company) in any nutritional supplements, foods and nutritional beverages business (the "Business") worldwide (the "Territory") provided, that, the foregoing shall not prevent Employee from owning shares or other equity representing up to five percent (5%), of the voting power of the total shares of all classes of stock or other equity outstanding of any entity having securities listed on any U.S. national securities exchange or on any U.S. national stock market. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Employee from fulfilling its obligations (as they exist as of the date of this Agreement) in connection with employment and/or consulting relationships that exist as of the date of this Agreement.

9.2 Except as provided herein, for the Non-Competition Period, Employee agrees not to, directly or indirectly (A) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or any Affiliate of the Company; (B) intentionally interfere with the relationship between the Company or any Affiliate of the Company and any employees of the Company or any Affiliate of the Company; (C) employ or otherwise engage as an employee, independent contractor or in any other capacity any employee of the Company or any employee of any Affiliate of the Company holding an officer or manager position with the Company or such Affiliate during such Person's employment or engagement with the Company or any such Affiliate and for one (1) year following termination of such employment or engagement with the Company; or (D) induce or attempt to induce any customer, supplier, distributor, licensee or other Person to cease doing business with the Company or any Affiliate of the Company or intentionally interfere with the relationship between any such customer, supplier, distributor, licensee or other Person and the Company or any Affiliate of the Company; provided, that, the foregoing shall not apply to general solicitations for job positions not specifically directed at any such individual.

10. Remedies. If Employee breaches any of the covenants set forth in Sections 6, 7, 8 or 9 of this Agreement, the Company will be entitled in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach. Employee hereby agrees that any breach of such provisions by Employee will cause irreparable damage to the Company. Employee further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy or, if such bond may not lawfully be waived, it is agreed that such bond shall not exceed $1,000. The prevailing party in any proceeding involving the provisions of Sections 6, 7, 8 or 9 shall be entitled to its reasonable attorney's fees.

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10.1 The rights and remedies of the parties to this Agreement are cumulative and not alternative or exclusive.

10.2 Employee acknowledges that: (i) the Confidential Information is a valuable, special and unique asset; (ii) the provisions set forth in Sections 6, 7, 8 and 9 of this Agreement have been prepared to protect the Company's legitimate business interests and needs with the least possible degree of imposition upon Employee; (iii) the restrictions set forth in Sections 6, 7, 8 and 9 of this Agreement are intended to be reasonable in scope, duration and area, and are intended to be limited as reasonably necessary to protect the Company's legitimate business interests; and (iv) the provisions of Sections 6, 7, 8 and 9 of this Agreement and Employee's compliance therewith are a material inducement to the Company's agreement to enter into this Agreement.

10.3 Employee agrees and acknowledges that the restrictions contained in Sections 6, 7, 8 and 9 are reasonable in scope and duration and are necessary to protect the Company. If any provision of such Sections as applied to the Employee or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

11. Termination of Employment for Change of Control. Notwithstanding the provisions of Section 2 and Section 5 of this Agreement, in the event that there shall occur any Change in Control (as defined below) of the Company and at any time subsequent to the date of any such Change in Control of the Company and prior to the expiration of the term of this Agreement as set forth in Section 2, either (i) the Company shall terminate the employment of the Employee other than as the result of the death, the Disability of the Employee, a Force Majeure Event or for Cause, or (ii) the Employee shall terminate his employment for Good Reason, then, in any such event, not later than the termination date specified in the Termination Notice delivered by the Company to the Employee, or by the Employee to the Company, as the case may be, the Company shall provide to the Employee the Severance Benefits, and Employee's vested and unvested Options shall be governed by the terms of Section 4 of this Agreement. The term "Change in Control of the Company" shall mean (i) a stock sale, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such sale, merger or consolidation do not immediately thereafter own more than fifty percent (50%) of the merged or consolidated entity; or (ii) the sale of all or substantially all of the assets of the Company. In the case where the Change of Control involves the sale of all of the Company's outstanding securities for cash or where the Change of Control involves the sale of all or substantially all of the Company's assets, the Employee's unvested Options shall fully vest immediately upon the consummation of such transactions.

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12. Indemnification of Employee. The Employee shall be indemnified by the Company against third party claims against Employee by reason of his serving as an officer, director, and/or employee of the Company and any subsidiary or Affiliate of the Company to the maximum extent permitted by applicable Florida law and the Employee shall be entitled to advancement of expenses in accordance with the provisions of such section. In addition, the Company shall maintain, for the benefit of the Employee, director and officer liability insurance to the extent available on commercially reasonable terms, and to the extent the Company provides such coverage to its other senior officers and directors.

13. Miscellaneous.

13.1 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Employee with respect to its subject matter and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Company and the Employee with respect to such subject matter.

13.2 Section 409A Compliance. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Employee and on the Company).

13.3 Assignment. This Agreement is a personal contract, which calls for the provision of unique services by Employee. As such, Employee may not assign or delegate his rights and obligations under this Agreement. If Employee attempts to assign or delegate his rights under this Agreement, then, notwithstanding any other provision of this Agreement, Company may immediately and without any right to cure terminate this Agreement for Cause. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

13.4 Notices. Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or delivered by nationally recognized overnight courier service, next business day delivery, or when sent by telecopier or other electronic means including .pdf and confirmation of receipt is received, as follows:

If to the Company:	Joey Firestone
Elite Performance Holding, Corp. Attn: CEO 3301 NE 1st Ave. Suite M704 Miami FL 33137 Email joey @elite-beverage.com

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If to the Employee:	Marc Zamora 11 NE 24th Ave. Apt 823 Pompano Beach FL 33062 Email: marc@oceancgc.com or to such other address as either party may from time to time give by written notice to the other.

13.5 Force Majeure Event. In the event of Force Majeure Event (as defined below), Company shall have the right in addition to all other rights of Company in the Agreement, by notice to Athlete, to postpone the commencement of or suspend the rendition of employment of Employee and/or the running of time hereunder (which shall also apply to all subsequent time periods), which suspension shall commence as of the occurrence of the event. A "Force Majeure Event" is the interruption of or material interference with the preparation, commencement, production, completion, or distribution of materials produced by Company which products are produced and/or distributed or proposed to be produced and/or distributed by Company and its affiliates, by any cause or occurrence beyond the control of Company or Employee as the case may be, including fire, flood, epidemic, earthquake, explosion, accident, riot, war (declared or undeclared), blockade, embargo, act of public enemy, civil disturbance, labor dispute, strike, lockout, inability to secure sufficient labor, power, essential commodities, necessary equipment or adequate transportation or transmission facilities or death or disability of key personnel, other than Employee, rendering services in connection with the materials produced by Company, any applicable law or any act of God.

13.5.1 During the period of any suspension pursuant to this Section 13.5, other than fifty percent (50%) of the compensation due to Employee under Section 3.1 of this Agreement which shall remain payable, no other compensation or other benefits hereunder shall accrue, become payable or be provided to Employee. Subject to Section 9 of this Agreement, Employee may render services to third parties during any Force Majeure Event suspension required by Company, subject to Company's right to require Employee to resume services hereunder upon 48 hours' prior notice. Company shall have the right (exercisable at any time) to extend the period of services of Employee and the running of all periods of time hereunder for a period equal to the period of each such suspension.

13.5.2 If any Force Majeure suspension exceeds six (6) months in total duration, then either Employee or Company may terminate the Agreement at any time, upon thirty (30) days prior written notice.

13.6 Amendments. No amendment or modification of this Agreement shall be valid unless in writing and duly executed by both parties.

13.7 Section References. All references to Sections contained in this Agreement shall be deemed to be references to Sections of this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.

13.8 Waiver. The waiver by any party of any breach of any provision of this Agreement shall not operate as nor constitute a continuing waiver or a waiver of any subsequent breach of the same or any other provision of this Agreement.

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13.9 Section Headings. The Section headings contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida). Each of the parties submits to the exclusive jurisdiction of the state and federal courts sitting in Miami-Dade County, Florida, in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such proceeding shall be heard and determined in such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any proceeding so brought.

13.11 Counterparts. This Agreement may be executed in counterparts and by facsimile, and other electronic means including .pdf each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

13.12 Construction. The parties acknowledge that each of them has reviewed this Agreement and has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of its rights and obligations (including but not limited to the obligations of Employee under Sections 6, 7, 8 and 9) under this Agreement and each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms "hereof," "herein," and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Any time period provided for in this Agreement which shall end on a Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. EST of the next full business day.

13.13 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, claim, or misrepresentation arising out of or in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, court costs, and expenses, whether at trial, upon appeal, or during investigation by such prevailing party in prosecuting or defending such legal action or other proceeding.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the Effective Date.

ELITE PERFORMANCES HOLING, CORP

/s/ Joey Firestone
Name: Joey Firestone
Title: CEO

EMPLOYEE

/s/ Marc Zamora
Name: Marc Zamora
Title: CFO

[Signature Page to Employment Agreement]

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EXHIBIT A

AFFILIATE COMPANIES / SUBSIDIARIES

Elite Beverage International Corp

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EXHIBIT B

RELEASE OF ALL CLAIMS

THIS RELEASE is made as of this ___ day of ____, 20__, by ("Employee"), in favor of Elite Performance Holding, Corp, its affiliates and its and their successors and assigns (collectively, the "Company").

WHEREAS, Employee and the Company entered into that certain Employment Agreement, dated as of ___________, 20____ ("Agreement");

WHEREAS, Employee's employment with the Company has terminated as of ________________, 20__; and

WHEREAS, in connection with the termination of Employee's employment, under the Agreement, Employee is entitled to certain payments.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Employee under the Agreement ("Severance Benefits"):

1. Employee hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the "Related Parties"), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint venturers, and its and their officers, directors, shareholders, members, managers, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, anywhere in the world, from the beginning of time to the date hereof, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621 et seq., the Older Worker's Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, and any other claims under any federal, state or local laws, federal or state common law, statute or administrative or regulatory provision, under any theory of liability, including, but not limited to, breach of contract, tort, good faith and fair dealing, unfair termination, and public policy, now or hereafter recognized or conceived, and any claims for attorneys' fees and costs, but not including (i) such claims to payments, benefits and other rights provided Employee under the Agreement, or under any other agreement the terms of which provide for payment or benefits to Employee after the date hereof, (ii) such claims to payments, benefits and other rights provided Employee under any employee benefit plan of the Company in which Employee is a participant (the terms of which plan shall govern the Company's obligation to Employee), and (iii) any claims or rights to indemnification under any agreement with the Company. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Employee of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement. Notwithstanding the foregoing, in the event the Company makes a claim against the Employee other than with respect to a violation of the Severance Conditions (as defined in the Employment Agreement), the foregoing release will not bar the Employee from asserting any defenses or counterclaims to such claims. In addition, such release will not bar the Employee from asserting claims to indemnification pursuant to Section 12 of the Employment Agreement or as a stockholder of the Company or with respect to the exercise of his vested Options.

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2. Employee further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Released Parties pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Released Parties to Employee.

4. Employee certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Released Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release;

(b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described in the Agreement, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

(c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release and he has been advised of his rights to continue his health benefits provided by the Company as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA);

(d) That he does not waive rights or claims that may arise after the date this Release is executed;

(e) That he has been informed that he has the right to consider this Release for a period of 21 days from receipt, and he has executed this Release on the date indicated below after concluding that this Release is satisfactory to him;

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(f) That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release other than those contained herein;

(g) That there is no pending claim against the Company and he has not filed, and will not hereafter file, any claim by Employee against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that relating to his employment with the Company occurred on or prior to the date that Employee has signed this Release, other than a claim that the Company has failed to pay Employee the Severance Benefits or benefits due under the Agreement that Employee is entitled;

(h) That he has not assigned or in any way transferred any claim related to the subject matter of this Release and that he will not allow or assist in such transfer or assignment in the future; and

(i) That he shall continue to be bound by and comply with the confidentiality, work product, proprietary inventions and non-compete provisions contained in the Agreement.

5. This Release and the Agreement constitute the complete understanding between Employee and the Company concerning the subject matter hereof. No other promises or agreements shall be binding unless in writing and signed by Employee and the Company.

6. In the event that any provision or portion of this Release, other than the release language, shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7. This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without reference to principles of conflict of law.

8. Employee also understands that he has the right to revoke this Release within 7 days after execution by giving written notice to the Company at the address set forth below, and that this Release will not become effective or enforceable until the revocation period has expired:

Elite Performance Holding, Corp

3301 NE 1st Ave. Suite M704

Miami FL 33137

Attention: CEO

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee executes the foregoing Release:

Date:__________________________________________, 20____________
Name: _____________________________________________

STATE OF FLORIDA )

) ss:

COUNTY OF                )

The foregoing instrument was sworn to and subscribed before me this __ day of ___________, 20__, by _________________________ who is personally known to me or who has produced _____________________________ (type of identification) as identification.

NOTARY PUBLIC, STATE OF ___________________

(Print, Type or Stamp Commissioned Name of Notary Public)

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